Exhibit 99.1

Innotrac Notifies Investors of NASDAQ Global Market Listing Rule Deficiency Notice

 ATLANTA, January 7, 2010 — Innotrac Corporation (Nasdaq: INOC) announced today that on January 4, 2010, it received a letter from The NASDAQ Stock Market providing notice that it had not maintained the continued listing standard for the minimum market value of publicly held shares (“MVPHS”) of $5 million.  MVPHS is the market value of the Company’s publicly held shares, which is calculated by subtracting all shares held by officers, directors or beneficial owners of 10% or more of the total shares outstanding.  Approximately 2.4 million, or nineteen percent (19%) of Innotrac’s total 12.6 million outstanding shares are included in the MVPHS calculation for the Company.

This notification has no effect on the listing of the Company’s securities at this time.  NASDAQ notified the Company that for 30 consecutive business days, the Company’s common stock had not maintained a minimum MVPHS of $5 million as required for continued inclusion on The NASDAQ Global Market by Listing Rule 5450(b)(1)(c). NASDAQ has provided the Company 90 calendar days, or until April 5, 2010, to regain compliance with this rule. The Company can achieve compliance with this rule if the MVPHS is at least $5 million for a minimum of 10 consecutive business days at any time before April 5, 2010. If the Company does not regain compliance by April 5, 2010, it may apply for a transfer of its securities to the NASDAQ Capital Market, which has a MVPHS requirement of $1 million.  As of the date of this release, the Company’s MVPHS was approximately $3.7 million. The Company believes that at this time it would be able to achieve compliance with the listing criteria of the NASDAQ Capital Market, although there can be no assurance that this would continue to be the case.

If the Company is unable to regain compliance with this continued listing standard or transfer its securities to the NASDAQ Capital Market, the Company’s securities will be delisted from the NASDAQ.  At that time, the Company may appeal the delisting determination to a Listings Qualifications Panel.  In the event the Company was delisted, the Company’s stock could be traded on the Pink Sheets or OTC Bulletin Board (“OTCBB”) quotation services. A listing on the NASDAQ Capital Market, as well as trading on the Pink Sheets or the OTCBB, requires support by market makers and no assurance can be provided that market makers currently making a market in the Company’s common stock will continue to do so.

Innotrac
Innotrac Corporation, founded in 1984 and based in Atlanta, Georgia, is a full-service fulfillment and logistics provider serving enterprise clients and world-class brands.  The Company employs sophisticated order processing and warehouse management technology and operates seven fulfillment centers and one call center in six cities spanning all time zones across the continental United States.  For more information about Innotrac, visit the Innotrac Website, www.innotrac.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements in this press release include our expectations regarding achieving the listing criteria of the NASDAQ Capital Market.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac’s operating results, performance or financial condition are competition, the demand for Innotrac’s services, Innotrac’s ability to retain its current clients, Innotrac’s success in growing its existing client base, developing new business, reducing operating costs in response to reduced service revenues, realization of expected revenues from new clients, the general state of the  industries that the Company serves, changing technologies, Innotrac’s ability to maintain profit margins in the face of pricing pressures and numerous other factors discussed in Innotrac’s 2008 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact

George Hare
Chief Financial Officer
678-584-4020
ghare@innotrac.com

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